EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-92526, No. 333-41333 and No. 333-89123 of Hansen Natural Corporation on Form S-8 of our report dated March 22, 2000, appearing in the Annual Report on Form 10-K of Hansen Natural Corporation for the year ended December 31, 1999.



/s/ DELOITTE AND TOUCHE LLP

Costa Mesa, California
March 30, 2000